                                                               FORM 3                                         OMB APPROVAL
                                                                                                   ---------------------------------
                                              U.S. SECURITIES AND EXCHANGE COMMISSION              OMB Number              3235-0104
                                                       Washington, D.C. 20549                      Expires:        December 31, 2001
                                                                                                   Estimated average burden
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES      hours per response........... 0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                                   of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1. Name and Address of                 |2. Date of Event Re- |4. Issuer Name and Ticker or Trading Symbol                         |
|   Reporting Person                    |   quiring Statement |                                                                    |
|                                       |   (Month/Day/Year)  |                                                                    |
|     Santoro    Harry           J.     |       12/27/00      |    GAVELLA CORP.                                                   |
|   ----------------------------------  |  -----------------  |  ----------------------------------------------------------------  |
|     (Last)     (First)      (Middle)  |3. IRS or Social Se- |5. Relationship of Reporting Person to Issuer |6. If Amendment,     |
|                                       |   curity Number of  |             (Check all applicable)           |   Date of Original  |
|                                       |   Reporting Person  |                                              |   (Month/Day/Year)  |
|     215 West Main Street              |   (Voluntary)       |  [X] Director              [X] 10% Owner     |                     |
|   ----------------------------------  |                     |                                              |                     |
|           (Street)                    |                     |                                              |---------------------|
|                                       |                     |  [X] Officer (give title   [ ] Other (specify|7.Individual or Joint|
|                                       |   ----------------  |               below)                  below) |  Group Filing (check|
|   Maple Shade     NJ          08052   |                     |                                              |  applicable line)   |
|   ----------------------------------- |                     |     President, Treasurer                     |                     |
|    (City)      (State)       (Zip)    |                     |    --------------------------------------    |[X]Form filed by one |
|                                       |                     |                                              |   reporting person  |
|                                       |                     |                                              |[ ]Form filed by more|
|                                       |                     |                                              |   than one reporting|
|                                       |                     |                                              |   person            |
|                                       |------------------------------------------------------------------------------------------|
|                                       |                                                                                          |
|                                       |                  Table I -- Non-Derivative Securities Beneficially Owned                 |
|---------------------------------------|------------------------------------------------------------------------------------------|
|1. Title of Security                   |2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial |
|   (Instr. 4)                          |   Beneficially Owned           |    Form: Direct (D)  |    Ownership                     |
|                                       |   (Instr. 4)                   |    or Indirect (I)   |    (Instr. 5)                    |
|                                       |                                |    (Instr. 5)        |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
| Common stock                          |   391,164                      |      D               |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
| Common stock                          |    75,000                      |      I               | Owned by spouse of               |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |   reporting person               |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
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   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                       (Print or Type Responses)
                                                                                                                              (OVER)
                                                                                                                     SEC 1473 (3/91)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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|1. Title of Derivative         |2. Date Exer-    |3. Title and Amount of          |4. Conver- |5. Ownership  |6. Nature of In-    |
|   Security (Instr. 4)         |   cisable and   |   Securities Underlying        |   sion or |   Form of    |   direct Beneficial|
|                               |   Expiration    |   Derivative Security          |   Exercise|   Derivative |   Ownership        |
|                               |   Date          |   (Instr. 4)                   |   Price of|   Security:  |   (Instr. 5)       |
|                               |   (Month/Day/   |                                |   Deri-   |   Direct (D) |                    |
|                               |   Year)         |                                |   vative  |   or Indirect|                    |
|                               |                 |                                |   Security|   (I)        |                    |
|                               |-----------------|--------------------------------|           |   (Instr. 5) |                    |
|                               |        |        |                    |   Amount  |           |              |                    |
|                               |Date    |Expira- |                    |     or    |           |              |                    |
|                               |Exer-   |tion    |        Title       |   Number  |           |              |                    |
|                               |cisable |Date    |                    |     of    |           |              |                    |
|                               |        |        |                    |   Shares  |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
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Explanation of Responses:

                                                                                           By: /s/ HARRY J. SANTORO        1/11/01
                                                                                           Name:   Harry J. Santoro           Date

                                                                    **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

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                                                                                                                     SEC 1473 (3/91)